Exhibit 99.1

FOR RELEASE, Tuesday, September 22, 2026	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com

KB HOME REPORTS 2026 THIRD QUARTER RESULTS
Revenues of $1.30 Billion; Diluted Earnings Per Share of $1.05
Repurchased $50.0 Million of Common Stock
LOS ANGELES (September 22, 2026) — KB Home (NYSE: KBH) today reported results for its third quarter ended August 31, 2026.
“We are operating in a housing market that continues to be challenging, with conditions weakening since our June earnings report. Higher mortgage interest rates have further pressured affordability and, together with geopolitical uncertainty and broader economic headwinds, have caused many prospective buyers to be more cautious on purchasing a home,” said Jeffrey Mezger, Executive Chairman. “Against this backdrop, we produced third quarter financial results that reflected solid sequential improvement.”
“We also made significant progress and have now achieved our goal of returning to a predominantly Built to Order business, with BTO homes representing nearly three-quarters of our deliveries in the third quarter, which contributed to our sequentially higher housing gross profit margin,” said Robert McGibney, President and Chief Executive Officer. “In addition, we generated year-over-year community count growth. This reflects a significant number of new community openings over the past year that will help support our sales efforts going forward, along with a continued focus on balancing price and pace for the best possible return.”
“Looking ahead to the remainder of this fiscal year, we continue to expect our full-year deliveries, housing revenues and margins to be within the ranges we last provided. We remain committed to enhancing long-term shareholder value through both our performance and our balanced approach to capital allocation, with the financial capacity to continue investing in our future growth and rewarding shareholders through our ongoing repurchase program and long-standing quarterly dividend,” concluded Mezger.
Three Months Ended August 31, 2026 (comparisons on a year-over-year basis)
•Revenues were down 20% to $1.30 billion.
•Homes delivered decreased 19% to 2,732.
•Average selling price was $473,000, compared to $475,700.
•Homebuilding operating income was $67.1 million, compared to $131.2 million. The homebuilding operating income margin was 5.2%, compared to 8.1%, due to a lower housing gross profit margin and a higher selling, general and administrative expense ratio. Excluding inventory-related charges of $3.0 million for the current quarter and $11.3 million for the year-earlier quarter, the homebuilding operating income margin was 5.4%, compared to 8.8%.
◦The housing gross profit margin was 16.5%, compared to 18.2%. Excluding the above-mentioned inventory-related charges, the housing gross profit margin was 16.8%, compared to 18.9%, primarily reflecting continued pricing pressure, higher relative land costs and reduced operating leverage.

◦Selling, general and administrative expenses were 11.3% of housing revenues, compared to 10.0%, mainly due to a decrease in operating leverage, partly offset by lower costs associated with certain performance-based employee compensation plans and personnel reductions.
•Financial services pretax income totaled $7.4 million, compared to $8.7 million, primarily reflecting lower results from title and insurance operations.
•Pretax income totaled $81.2 million, including a $3.5 million gain on the sale of an equity investment in a privately held technology company, compared to $143.2 million.
•Net income was $65.3 million, compared to $109.8 million, with an effective tax rate of 19.6%, compared to 23.3%. The lower effective tax rate was mainly due to the impact of excess tax benefits from stock-based compensation in the current period. Diluted earnings per share was $1.05, compared to $1.61, reflecting current quarter net income, partly offset by the favorable impact of the Company’s common stock repurchases.
Nine Months Ended August 31, 2026 (comparisons on a year-over-year basis)
•Revenues totaled $3.49 billion, compared to $4.54 billion.
•Homes delivered of 7,497 were down 19%.
•Average selling price decreased 5% to $462,900.
•Net income was $126.1 million, compared to $327.3 million.
•Diluted earnings per share was $2.00, compared to $4.60.
Net Orders and Backlog (comparisons on a year-over-year basis)
•Net orders of 2,604 for the quarter decreased 12%. Ending backlog increased for the first time in four years, with the number of homes in backlog up 2% to 4,398 and backlog value up 3% to $2.05 billion.
◦Monthly net orders per community were 3.1, compared to 3.8.
◦The cancellation rate as a percentage of gross orders was 18%, compared to 17%.
•The average community count for the quarter grew 8% to 279, and the ending community count was up 5% to 277.
Balance Sheet as of August 31, 2026 (comparisons to November 30, 2025, except as noted)
•The Company had total liquidity of $942.4 million, including $159.0 million of cash and cash equivalents and $783.4 million of available capacity under its unsecured revolving credit facility (“Credit Facility”), with $415.0 million of cash borrowings outstanding.
•Inventories increased 5% to $5.98 billion.
◦Investments in land and land development for the quarter increased 40% to $722.3 million, compared to $514.1 million for the prior-year quarter. For the nine months ended August 31, 2026, total land-related investments decreased 8% to $1.79 billion, compared to $1.95 billion for the year-earlier period.
◦The Company’s lots owned or under contract decreased 5% to 61,581, of which approximately 60% were owned and 40% were under contract.
•Notes payable were $2.11 billion, compared to $1.69 billion, reflecting cash borrowings outstanding under the Credit Facility. The debt to capital ratio was 35.7%, compared to 30.3%. As of August 31, 2025, the debt to capital ratio was 33.2%.

•Stockholders’ equity totaled $3.80 billion, compared to $3.90 billion, primarily reflecting common stock repurchases and cash dividends for the nine months ended August 31, 2026, partly offset by net income for the same period.
◦In the 2026 third quarter, the Company repurchased .9 million shares of its outstanding common stock at a cost of $50.0 million, bringing its total repurchases for the nine months ended August 31, 2026 to 3.1 million shares at a total cost of $175.0 million. As of August 31, 2026, the Company had $725.0 million remaining under its current common stock repurchase authorization.
◦Based on the Company’s approximately 60.8 million outstanding shares as of August 31, 2026, book value per share of $62.56 increased 4% year over year.
Guidance
The Company is providing the following guidance for its 2026 fourth quarter and full year as to certain metrics:
2026 Fourth Quarter —
•Deliveries in the range of 3,000 to 3,500 homes.
•Housing revenues in the range of $1.45 billion to $1.65 billion.
•Housing gross profit margin in the range of 16.0% to 16.6%, assuming no inventory-related charges.
•Selling, general and administrative expenses as a percentage of revenues in the range of 10.3% to 10.9%.
•Effective tax rate of approximately 26%.
•Ending community count in the range of 270 to 275.
2026 Full Year —
•Deliveries in the range of 10,500 to 11,000 homes.
•Housing revenues in the range of $4.90 billion to $5.10 billion.
•Housing gross profit margin in the range of 16.0% to 16.2%, assuming no inventory-related charges.
•Selling, general and administrative expenses as a percentage of revenues in the range of 11.5% to 11.7%.
•Effective tax rate of approximately 23%.
Conference Call
The conference call to discuss the Company’s 2026 third quarter earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.
About KB Home
KB Home is one of the largest and most trusted homebuilders in the United States. We operate in 50 markets, have built over 700,000 quality homes in our nearly 70-year history, and are honored to be one of the top customer-ranked national homebuilders based on third-party buyer surveys. What sets KB Home apart is building strong, personal relationships with every customer and creating an exceptional homebuying experience that offers our homebuyers the ability to personalize their home based on what they value at a price they can afford. As the industry leader in sustainability, KB Home has achieved one of the highest residential energy-efficiency ratings and delivered more ENERGY STAR® certified homes than any other builder, helping to lower the total cost of homeownership. For more information, visit kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. If we update or revise any such statement(s), no assumption should be made that we will further update or revise that statement(s) or update or revise any other such statement(s). In addition, such forward-looking statements may be based in whole or in part on general observations or opinions of our management, limited or anecdotal evidence and/or business or industry experience without in-depth or any particular empirical investigation, inquiry or analysis and are not intended, and do not express, factual assertions about past events. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions (including, without limitation, consumer and producer price inflation; interest rates and terms available from outside financing sources for our business and for consumer mortgage loans; and consumer confidence, either generally or specifically with respect to purchasing homes); material and trade costs and availability; disruptions in world and regional trade flows and supply chains due to the military conflicts in the Middle East and in Ukraine and/or U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries; population, household formations and demographic trends; government actions, policies, programs and regulations, including tax-related, directed at or affecting, directly or indirectly, the housing market, the homebuilding industry, or our business; our ability to successfully implement our business strategies, achieve any associated financial and operational targets and objectives, and manage the related challenges or risks, including those identified or discussed in this press release, during today’s webcast conference call or in any of our other public filings, presentations or disclosures; homebuyer interest in and ability to afford to purchase our homes (including their ability to obtain typical or lender-required insurance or other policies to cover hazards to their homes); our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our unsecured revolving credit facility and our senior unsecured term loan; the execution of any securities repurchases pursuant to our board of directors’ authorization; impairment, land option contract abandonment or other inventory-related charges, including any stemming from decreases in the value of our land assets; volatility in the market price of our common stock; the costs we incur in connection with relocating our corporate headquarters office from Los Angeles, California to Tempe, Arizona in 2027; the performance of mortgage lenders for our homebuyers; the performance of KBHS Home Loans, LLC (“KBHS”); information technology failures and data security breaches; and other events outside of our control. Please see our filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed periodic reports on Form 10-K and Form 10-Q.
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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Nine Months Ended August 31, 2026 and 2025
(In Thousands, Except Per Share Amounts – Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2026	2025	2026	2025
Total revenues	$1,297,101	$1,620,474	$3,486,547	$4,541,836
Homebuilding:
Revenues	$1,292,350	$1,614,462	$3,471,516	$4,526,219
Costs and expenses	(1,225,216)	(1,483,299)	(3,343,245)	(4,136,254)
Operating income	67,134	131,163	128,271	389,965
Interest income and other	4,518	1,870	6,963	5,628
Equity in income of unconsolidated joint ventures	2,147	1,509	3,938	5,002
Homebuilding pretax income	73,799	134,542	139,172	400,595
Financial services:
Revenues	4,751	6,012	15,031	15,617
Expenses	(1,464)	(1,580)	(4,507)	(4,689)
Equity in income of unconsolidated joint venture	4,094	4,254	9,057	13,445
Financial services pretax income	7,381	8,686	19,581	24,373
Total pretax income	81,180	143,228	158,753	424,968
Income tax expense	(15,900)	(33,400)	(32,700)	(97,700)
Net income	$65,280	$109,828	$126,053	$327,268
Earnings per share:
Basic	$1.07	$1.64	$2.03	$4.69
Diluted	$1.05	$1.61	$2.00	$4.60
Weighted average shares outstanding:
Basic	60,833	66,368	61,753	69,279
Diluted	61,759	67,737	62,732	70,643

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands – Unaudited)

	August 31, 2026	November 30, 2025
Assets
Homebuilding:
Cash and cash equivalents	$159,018	$228,614
Receivables	397,791	350,636
Inventories	5,981,182	5,670,802
Investments in unconsolidated joint ventures	74,763	72,436
Property and equipment, net	102,880	101,457
Deferred tax assets, net	88,665	88,665
Other assets	106,431	107,833
	6,910,730	6,620,443
Financial services	58,422	59,809
Total assets	$6,969,152	$6,680,252

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$319,520	$351,261
Accrued expenses and other liabilities	736,954	731,946
Notes payable	2,109,145	1,692,977
	3,165,619	2,776,184
Financial services	2,024	3,210
Stockholders’ equity	3,801,509	3,900,858
Total liabilities and stockholders’ equity	$6,969,152	$6,680,252

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months and Nine Months Ended August 31, 2026 and 2025
(In Thousands, Except Average Selling Price – Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2026	2025	2026	2025
Homebuilding revenues:
Housing	$1,292,350	$1,613,975	$3,470,076	$4,525,732
Land	—	487	1,440	487
Total	$1,292,350	$1,614,462	$3,471,516	$4,526,219

Homebuilding costs and expenses:
Construction and land costs
Housing	$1,078,590	$1,320,611	$2,923,732	$3,658,080
Land	—	536	1,296	536
Subtotal	1,078,590	1,321,147	2,925,028	3,658,616
Selling, general and administrative expenses	146,626	162,152	418,217	477,638
Total	$1,225,216	$1,483,299	$3,343,245	$4,136,254

Interest expense:
Interest incurred	$31,520	$29,658	$88,629	$84,676
Interest capitalized	(31,520)	(29,658)	(88,629)	(84,676)
Total	$—	$—	$—	$—

Other information:
Amortization of previously capitalized interest	$22,552	$27,026	$60,084	$75,755
Depreciation and amortization	11,646	10,308	34,265	30,126

Average selling price:
West Coast	$641,800	$684,000	$633,500	$690,800
Southwest	441,500	492,700	453,000	476,500
Central	337,500	329,400	337,800	347,000
Southeast	374,100	380,200	367,600	389,700
Total	$473,000	$475,700	$462,900	$487,500

KB HOME SUPPLEMENTAL INFORMATION For the Three Months and Nine Months Ended August 31, 2026 and 2025 (Dollars in Thousands – Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2026	2025	2026	2025
Homes delivered:
West Coast	966	972	2,494	2,789
Southwest	503	681	1,256	2,020
Central	609	943	1,880	2,505
Southeast	654	797	1,867	1,969
Total	2,732	3,393	7,497	9,283

Net orders:
West Coast	937	870	3,142	2,872
Southwest	448	459	1,485	1,561
Central	587	795	2,050	2,545
Southeast	632	826	2,090	2,204
Total	2,604	2,950	8,767	9,182

Net order value:
West Coast	$596,541	$550,753	$2,025,545	$1,886,073
Southwest	194,690	218,931	644,590	757,074
Central	188,092	255,530	691,528	823,869
Southeast	227,901	289,393	758,269	804,672
Total	$1,207,224	$1,314,607	$4,119,932	$4,271,688

	August 31, 2026		August 31, 2025
	Homes	Value	Homes	Value
Backlog data:
West Coast	1,589	$1,019,253	1,294	$833,715
Southwest	696	296,130	675	326,959
Central	1,042	351,418	1,173	390,780
Southeast	1,071	386,407	1,191	437,409
Total	4,398	$2,053,208	4,333	$1,988,863

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages – Unaudited)
Company management’s discussion of the results presented in this press release may include information about the Company’s adjusted housing gross profit margin, which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because it is not calculated in accordance with GAAP, this non-GAAP financial measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended August 31,		Nine Months Ended August 31,
	2026	2025	2026	2025
Housing revenues	$1,292,350	$1,613,975	$3,470,076	$4,525,732
Housing construction and land costs	(1,078,590)	(1,320,611)	(2,923,732)	(3,658,080)
Housing gross profits	213,760	293,364	546,344	867,652
Add: Inventory-related charges (a)	2,986	11,338	10,720	18,351
Adjusted housing gross profits	$216,746	$304,702	$557,064	$886,003
Housing gross profit margin	16.5%	18.2%	15.7%	19.2%
Adjusted housing gross profit margin	16.8%	18.9%	16.1%	19.6%
(a)    Represents inventory impairment and land option contract abandonment charges associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory impairment and land option contract abandonment charges. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.